Exhibit 1.03

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

CDC Software’s Human Capital Management Solution Continues Strong Adoption by China-Operated
Enterprises

Platinum HRM Reports Record Sales for First Half of 2007

Beijing, July 31, 2007—CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that it reported record sales of its Platinum HRM, human capital management (HCM) solutions, during the first half of 2007 that included adoption by local enterprises, as well as multinational companies operating in China.

During the first half of this year, companies selecting Platinum HRM included AGB Nielsen Market Research; Mitsubishi Chemical (Ningbo); Beijing SE PUTIAN Mobile Communications Co., Ltd (BMC), an investment by Sony Ericsson; and Omni Industries.

A growing number of customers in China are choosing Platinum HRM to enhance the quality of their work force and ensure organizational consistency and efficiency. Platinum HRM has quickly become a preferred human capital management solution in China because it is specifically designed to address the needs of both locally operated enterprises in China, as well as multinational companies operating in China.

With the growing need for higher organizational efficiency and competitive advantage, more and more enterprises are focusing on human capital, the most valuable asset in the organization. It is essential for organizations to keep all employees in compliance with strategic objectives, as well as fully leverage employees’ skills and capabilities. With CDC Software’s Platinum HRM, HR executives are integrating their human resource information in recruitment, appraisal, rewards and development with their enterprise systems to promote information transparency and dramatic productivity improvements. CDC Software’s local implementation and support services in China also help to ensure a low total cost of ownership for customers.

“This strong, continued organic growth in our HRM sales in China illustrates how our solutions and services are helping companies in China improve the management of their workforces, ensure compliance to corporate objectives and increase operational efficiency with a low total cost of ownership,” said Edmund Lau, vice president of CDC Software, Greater China “The wide adoption of CDC Software’s Platinum HRM by more than 700 enterprises in Greater China is testament to the proven ability of our solutions to directly address the unique business and industry needs of customers operating in China and enable them to make smarter, faster workforce decisions.”

About Platinum HRM
Platinum HRM is a leading human capital management (HCM) solution specifically designed to meet the business and regulatory requirements of mainland China and Hong Kong. The Human Resources and Payroll applications are used by more than 700 companies, including multinationals, small- and medium-sized domestic companies, and state-owned enterprises.  Customers of the Platinum HRM solutions include Philips Electronics (Beijing), Mitsubishi Chemical (Ningbo), Beijing SE PUTIAN Mobile Communications Co., Ltd (BMC) a Sony Ericsson investment, Omni Industries and Merial Animal Health.. For more information on Platinum HRM, please visit: www.platinumchina.com

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Platinum HRM to address the needs of customers such as the ability to improve efficiencies, increase worker productivity and enhance customer service. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of China market; the continued ability of Platinum HRM to address HR requirements; and development of new functionalities. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.